EXHIBIT 10.1


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                              EMPLOYMENT AGREEMENT


AGREEMENT is by and between Carnegie International Corporation, with an office and place of business at 114919 Cronbridge Drive, Suite 9, Owings Mills, MD 21117 (hereinafter called "Corporation"), acting herein by its Secretary, duly authorized by its Board of Directors, and Lowell Farkas of Woodbridge, Connecticut (hereinafter called "Employee").

Corporation desires to employ Employee as President, Chief Executive Officer and as a Director of the Corporation under the terms and conditions set forth herein and Employee desires to be so employed.

NOW, THEREFORE, the parties agree as follows:

1. Employment. Corporation agrees to employ Employee and Employee agrees to be so employed in the capacity of President and Chief Executive Officer.

2. Term. Employment shall be for a term of two years commencing on May 15, 1997, unless the Employee shall have received written notification from the Board of Directors of Corporation that this employment agreement will not be renewed at least 90 days prior to its expiration, then this agreement shall be extended, without further formalities, on the same terms and conditions.

3. Board of Directors. Employee shall at all times discharge his duties in consultation with and under the supervision of the Corporation's Board of Directors and he shall be a Director of the Corporation. In the performance of his duties, Employee shall make his principal office in such place as the Corporation's Board of Directors and Employee may from time to time agree.

4. Salary. Corporation shall pay to Employee as compensation for his services the sum of $100,000.00 per year from May 15, 1997 until September 1, 1997. Being September 1, 1997 the rate increases to $125,000.00 per year. The amount shall be paid in equal biweekly installments.

5. Additional Compensation. A performance bonus shall be paid annually. The bonus will be determined and based upon the net profits of Corporation for each year.

6. Stock Options. Employee shall have the option of purchasing 400,000 shares of common stock of the Corporation at bid on the date this agreement is signed, upon the following terms and conditions. The right to exercise such option to purchase 150,000 shares of stock to be issued by the Corporation shall become vested upon execution of this agreement. The right to purchase 150,000 shares shall vest on December 1, 1997 provided this agreement shall not have been terminated. The right to purchase the remaining 100,000 shares shall vest on September 1, 1998 provided this agreement shall not have been terminated. The above shares shall be part of a Qualified Stock Option Plan. In addition to the foregoing Employee shall have the right to purchase as additional


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    500,000  shares to be issued by the  Corporation at .10 cents per share upon the Corporation successfully completing a offering of 5.0 million shares of Corporation stock or $5,000,000 which ever is lower or achieving $1,000,000 net profit at the end of a fiscal year, these shares will be part of an Unqualified Option Plan.

    In the event that the Corporation or more than 50% of its outstanding shares shall be sold to one person or entity or Corporation shall merge with another entity then Employees right to exercise all of the aforesaid options may be exercised by him upon such sale or merger.

7. Insurance benefits. The Corporation shall maintain insurance programs, including but not limited to, full medical and dental insurance expense coverage plans for the benefit of Employee and his family, as well as life insurance on the life of Employee with beneficiaries designated by him in an amount equal to at least two times his annual salary. The employee may elect to have the Corporation reimburse employee for some or all of the above coverage.

8.  Expenses.

    a. Reimbursement. The Corporation shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in any form required by the Corporation.

    b. Automobile. The Corporation recognizes the Employee's need for an automobile for business purposes. It, therefore, shall provide or reimburse Employee's cost for a leased automobile, including all related maintenance, repairs, insurance, and other costs. The automobile shall be of a value not to exceed $35,00.00 or, if of a greater value, as authorized by the Board of Directors.

9.  Termination. This agreement may be terminated for the following reasons:

    a. For Cause: Corporation may terminate this agreement for cause because of Employee's gross and intentional failure to perform the duties of President and Chief Executive Officer of Corporation.

    b. Disability: employer shall have the right to terminate this agreement on 30 days notice to Employee if, because of mental or physical disability Employee shall be determined by competent medical authority to be incapable for a period of 90 days from fully performing any or all of his obligations as President and Chief Executive Officer of Corporation. In this event Corporations obligations under this agreement shall terminate 52 weeks after the determination of such disability.



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    c.   Convenience of the Corporation:  In the event Employee's  employment is terminated by the Corporation for reasons of convenience to the Corporation and not due to any cause as provided above, the Corporation agrees to provide to employee written notice 90 days prior to the effective date of termination plus one years salary in addition to the balance of salary due under the terms of this agreement.

10. Additional Agreement. The employee may at its option acquire the rights and title to the Victoria Station located in Virginia Gardens, Florida on the following terms and conditions: The employee may elect to apply the monetary provisions of 9 (b) or 9 (c) to the purchase price. The price shall be equal to the Companies purchase price for the business plus the deprecated value of improvements. The price will include all beverage and operating licensees, lease and equipment free and clear of all debts. The balance of the purchase price (the difference between the compensation due under provisions 9 (b) or 9 (c)) will be in the form of a 10 year note at 10% interest with a 5 year balloon.

11. Indemnity. Corporation shall indemnify Employee and hold him harmless for all acts or decisions made by him in good faith which performing services for the Corporation. Corporation shall use its best efforts to obtain insurance coverage for him covering his acts or decisions during the terms of his employment against lawsuits. Corporation shall pay all expenses including attorneys fees actually and necessarily incurred by employee in connection with the defense of such act or decision in any suit or proceeding and in connection with any related appeal including the cost of settlement.

12. Notices. All notices required or permitted to be given under this agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

    If to Corporation:

                   Carnegie International Corporation


    If to Employee:

                   Lowell Farkas
                   69 Country Club Drive
                   Woodbridge, CT  06525

13. Governing Law. This agreement shall be construed and enforced in accordance with the laws of the State of Maryland.



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14. Entire Contract.  This agreement  constitutes the entire  understanding  and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This agreement may be amended only in writing, signed by both parties.

15. Headings. Headings in this agreement are for convenience only and shall not be used to interpret or construe its provisions.

16. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

17. Binding Effect. The provisions of this agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

In Witness Whereof, Corporation has by its appropriate officers, signed and affixed its seal and Employee has signed and sealed this agreement.


                                       CORPORATION

ATTEST:                                Carnegie International Corporation


/s/                                    BY: /s/ David Pearl
                                           DAVID PEARL, CORPORATE SECRETARY


WITNESS:                               EMPLOYEE


/s/                                    BY: /s/ Lowell Farkas
                                           LOWELL FARKAS



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                        AMENDMENT TO EMPLOYMENT AGREEMENT

It is this 30th day of June, 1998 and the Corporation desires to amend the Employment Agreement now in place with Lowell Farkas as follows:

         1. The term of the Employment Agreement is extended through August 30, 2003

         2. Commencing September 1, 1998 thru August 31, 1999 Mr. Farkas will be paid a salary of $150,000/year.

         3. Commencing September 1, 1999 thru August 30, 2003 Mr. Farkas will be paid a salary of $200,000/year.

In all other respects, the Employment Agreement with Mr. Farkas now in place, shall remain the same.

In Witness Whereof, the Employee and the Corporation has this Agreement.


WITNESS:


/s/                                    /s/ Lowell Farkas
                                       Lowell Farkas, Employee


                                       CARNEGIE INTERNATIONAL CORPORATION


/s/                                    /s/ E. David Gable
                                       By: E. David Gable, Chairman



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